Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-259039 and 333-259212 on Form S-3 and Registration Statement Nos. 333-235355, 333-261086, 333-267567, 333-273235, 333-276207 and 333-280587 on Form S-8 of our report dated February 22, 2024 (August 9, 2024 as to the change in the composition of reportable segments disclosed in Notes 2 and 20), relating to the consolidated financial statements of Riot Platforms, Inc., and its subsidiaries appearing in a Current Report on Form 8-K filed on August 9, 2024.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
August 14, 2024